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                                   EXHIBIT 21

                Subsidiaries of Pomeroy Computer Resources, Inc.


Subsidiary                                        State of Incorporation
----------                                        ----------------------

Technology Integration Financial Services, Inc.
f/k/a Pomeroy Computer Leasing Company, Inc.      Kentucky

Pomeroy Select Integration Solutions, Inc.        Delaware

Pomeroy Computer Resources Holding Company, Inc.  Delaware

Pomeroy Computer Resources Sales Company, Inc.    Delaware

Pomeroy Select Advisory Services, Inc.            Delaware

T.I.F.S. Advisory Services, Inc.                  Delaware

Val Tech Computer Systems, Inc.                   Alabama

TheLinc LLC                                       Delaware

Pomeroy Computer Resources Operations, LLP        Kentucky
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